SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2007 (August 27, 2007)

HOLLY ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-32225 (Commission File Number)	20-0833098 (I.R.S. Employer Identification Number)

100 Crescent Court, Suite 1600 Dallas, Texas	75201-6915
(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (214) 871-3555
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On August 27, 2007, Holly Energy Partners — Operating, L.P. (the “Borrower”), a wholly-owned subsidiary of Holly Energy Partners, L.P. (the “Partnership”) entered into an Amended and Restated Credit Agreement (the “Credit Agreement”) with Union Bank of California, N.A., as administrative agent, issuing bank and sole lead arranger, Bank of America, N.A., as syndication agent, Guaranty Bank, as documentation agent, and certain other lenders. The Credit Agreement amends and restates the existing senior secured credit agreement of the Borrower in its entirety.
     The Credit Agreement provides for a four-year senior secured revolving credit facility that may be used for revolving credit loans, swingline loans and letters of credit from time to time in an initial maximum principal amount not to exceed $100 million. The sublimit for letters of credit under the Credit Agreement is $50 million. The Credit Agreement is available to fund capital expenditures, acquisitions and for working capital and general partnership purposes.
     The Borrower has the right to request an increase in the maximum amount of the Credit Agreement, up to $200,000,000. The request will become effective if (a) certain customary conditions specified in the Credit Agreement are met and (b) one or more existing lenders under the Credit Agreement or other financial institutions approved by the administrative agent commit to lend the increased amounts under the Credit Agreement.
     The Borrower’s obligations under the Credit Agreement are secured by substantially all of the assets of the Borrower and its wholly-owned subsidiaries. Indebtedness under the Credit Agreement is recourse to the Partnership and the Partnership’s general partner and guaranteed by the wholly-owned subsidiaries of the Borrower.
     The Borrower may prepay all loans at any time without penalty, except for payment of certain breakage and related costs. The Borrower is required to reduce all working capital borrowings under the Credit Agreement to zero for a period of at least 15 consecutive days once each twelve-month period prior to the maturity date of the agreement.
     Indebtedness under the Credit Agreement bears interest, at the Borrower’s option, at either (a) the reference rate as announced by the administrative agent plus an applicable margin (ranging from 0.25% to 1.50%) or (b) at a rate equal to the London Interbank Offered Rate (“LIBOR”) plus an applicable margin (ranging from 1.00% to 2.50%). In each case, the applicable margin is based upon the ratio (the “Leverage Ratio”) of our funded debt (as defined in the Credit Agreement) to EBITDA (earnings before interest, taxes, depreciation and amortization, as defined in the Credit Agreement). The Borrower incurs a commitment fee on the unused portion of the Credit Agreement at a rate ranging from 0.20% to 0.50% based upon the Leverage Ratio for the four most recently completed fiscal quarters. At September 30, 2007, we are subject to the 0.25% rate on the $100,000,000 of the unused commitment on the Credit Agreement. The Credit Agreement matures on August 27, 2011. At that time, the Credit Agreement will terminate and all outstanding amounts thereunder will be due and payable.
     The Credit Agreement imposes certain requirements, including: limitations on distributions to the Partnership; limitations on our ability to incur debt, make loans, acquire other companies, change the nature of our business, enter a merger or consolidation, or sell assets; and covenants that require maintenance of a specified Leverage Ratio and a specified EBITDA to interest expense ratio.
     Upon the occurrence, and during the continuance, of an event of default, including but not limited to nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Credit Agreement, and certain defaults of other indebtedness, the administrative agent may terminate the obligation of the lenders under the Credit Agreement to make advances and issue letters of credit and declare any outstanding obligations under the Credit Agreement immediately due and payable. In addition, in the event of insolvency (as defined in the Credit Agreement), the obligation of each lender to make advances and issue letters of credit shall automatically terminate and any outstanding obligations under the Credit Agreement shall immediately become due and payable.
     The foregoing description of the Credit Agreement does not purport to be a complete statement of the parties’ rights and obligations under the Credit Agreement and the transactions contemplated by the Credit Agreement. The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

10.1	—	Amended and Restated Credit Agreement dated August 27, 2007, between Holly Energy Partners — Operating, L.P., Union Bank of California, N.A., as administrative agent, issuing bank and sole lead arranger, Bank of America, N.A., as syndication agent, Guaranty Bank, as documentation agent, and certain other lenders.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOLLY ENERGY PARTNERS — OPERATING, L.P., a Delaware limited partnership

By: HEP Logistics GP, L.L.C., a Delaware limited liability company, its General Partner

By: Holly Energy Partners, L.P., a Delaware limited partnership, its Sole Member

By: HEP Logistics Holdings, L.P., a Delaware limited partnership, its General Partner

By: Holly Logistic Services, L.L.C., a Delaware limited liability company, its General Partner

By:	/s/ Stephen J. McDonnell
Stephen J. McDonnell
Chief Financial Officer

Date: October 31, 2007

EXHIBIT INDEX

Exhibit
Number	Exhibit Title

10.1 —	Amended and Restated Credit Agreement dated August 27, 2007, between Holly Energy Partners — Operating, L.P., Union Bank of California, N.A., as administrative agent, issuing bank and sole lead arranger, Bank of America, N.A., as syndication agent, Guaranty Bank, as documentation agent, and certain other lenders.